Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) dated as of November 10, 2014, by and between QMES, LLC (“QMES” or the “Company”) and Gregg Holst (the ‘‘Key Executive”).

The Company desires to retain Key Executive and Key Executive desires to be employed by the Company, upon the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, intending to be legally bound, the parties to this Agreement hereby agree as follows:

1.             Assignment and Duties. The Company shall employ Key Executive and Key Executive hereby accepts such employment as Chief Financial Officer during the term of this Agreement set forth in Section 2. Key Executive shall assume full responsibilities as provided in the position job description, and assume such other responsibilities and duties, consistent with his position and expertise, as may from time to time be reasonably prescribed by the Chairman and Chief Executive Officer or the Board of Directors (the “Board”) of QMES and the Company. Key Executive shall report to the Chief Executive Officer of the Company. Key Executive shall devote substantially all of his business time, energy, skill and best efforts to the business and affairs of the Company and its subsidiaries. Key Executive acknowledges and agrees that he shall observe and comply with all of the Company’s policies.

2.             Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue for a period of one year, and shall renew automatically for subsequent periods of one year, until terminated prior to the end of the initial term or any subsequent term by either the Company or Key Executive pursuant to the provisions of Section 4.

3.             Compensation and Benefits.

3.1.         Salary. The Company shall pay to Key Executive as his compensation for services rendered hereunder a base salary (the “Salary”) of two hundred and fifty thousand dollars ($250,000) per year for the first year of service under this Agreement. Payments shall be payable to Key Executive in accordance with the Company’s normal payroll practices for executive officers. The Company shall deduct or cause to be deducted from the Salary and all other compensation payable hereunder all taxes and amounts required by law to be withheld. The Salary shall be reviewed on each anniversary of Key Executive’s date of hire in accordance with the Company’s normal compensation practices for executive officers.

3.2.         Benefits. During the Term, and subject to the other provisions of the Agreement, Key Executive shall be entitled to participate in any benefit plan of the Company generally available to executive officers to the extent Key Executive is eligible under the general provisions therein (the “Benefits”). Key Executive shall be entitled to four (4) weeks paid time off each year during the first 5 years of the Term and five (5) weeks thereafter. Paid time off not utilized in the respective year may be utilized in the following year, however, such carryover is limited by the Company’s paid time off policy.

3.3.         Bonus. The Company has established a bonus program for the Company’s executive officers, with the criteria and procedures relating to the bonus program to be determined by the Board from time to time. The Key Executive shall have the right to earn and be paid an annual cash bonus (the “Bonus”) of up to thirty percent (30%) of his Salary as in effect at the beginning of each fiscal year. The payment of the Bonus will be conditioned upon (a) Key Executive’s successful attainment of agreed upon non-financial goals (the “Executive Goal Bonus Portion”) and (b) the Company’s attainment of its annual consolidated financial targets (the “Company Target Bonus Portion”). The Executive Goal Bonus Portion will be earned and paid quarterly while the Company Target Bonus Portion will be paid annually within four (4) months of the end of the respective fiscal year. The initial year under this Agreement will be prorated from the start date. The Company intends to review the bonus program and its criteria and procedures on at least an annual basis.

3.4.         Out of Pocket Expenses. Key Executive shall be reimbursed by the Company for all reasonable and necessary expenses incurred by Key Executive on behalf of the Company. Key Executive shall submit such expenses and appropriate documentation to the Company for payment in accordance with the Company’s policies and procedures.

3.5.         Equity Ownership. As additional compensation, the Company will provide Key Executive with such number of Common Units of the Company, granted effective as of the date of this Agreement, pending approval of the Company’s Board of Directors, representing one (1.00%) percent of the total fully diluted Common Units of the Company as of the date of the grant. Such grant shall vest in four (4) equal annual increments of 25% each of the grant of the Common Units on the first four (4) anniversary dates immediately following the date of this Agreement; provided, however, (a) all Common Units shall vest immediately upon a Capital Event or the sale of a controlling interest of the equity of the Company, a merger in which the Company does not maintain a controlling interest, an IPO (Initial Public Offering), a sale of a majority equity interest to a SPAC (a special purpose acquisition entity) or the conversion to a different business entity in anticipation of any of the foregoing and (b) in the event Key Executive is terminated by the Company without Cause, as provided in Section 4.2.5 below, within the first twelve (12) months from the effective date of this Agreement, 25% of the grant of Common Units shall immediately vest. Common Units granted hereunder may not be sold, assigned, pledged or transferred other than upon the death of the Key Executive by will or by the laws of descent and distribution or as otherwise set forth in the Company’s Limited Liability Company Operating Agreement as amended from time to time; except that Key Executive may transfer or assign all or any portion of the Common Units granted to him hereunder to an entity in which he has and retains a controlling interest; provided that all terms and conditions of this Agreement that apply to the Key Executive shall continue to be effective and apply to the entity which becomes owner of the Common Units as if Key Executive retained ownership in his own name of the Common Units. For the purposes of this Section 3.5. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the QMES Limited Liability Operating Agreement dated July 1, 2013.

All vested portions of these Common Units are owned by the Key Executive upon termination, except for Termination for Cause as defined in 4.2.3 herein. In addition, if at any time within one year after the termination of the Key Executive’s employment, the Key Executive engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including, but not limited to: (1) conduct related to the Key Executive’s employment for which either criminal or civil penalties against the Key Executive may be sought, (2) violation of Company policies, including, without limitation, insider trading rules, (3) accepting employment with or serving as a consultant, advisor or in any capacity to an employer that is in competition with or acting against the interest of the Company, including employing or recruiting any present, former or future employee of the Company, (4) disclosing or misusing any confidential information or material concerning the Company, (5) participating in a hostile takeover attempt with respect to the Company, then all Common Units hereunder held by the Key Executive shall terminate effective as of the date on which Key Executive enters into such activity.

3.6.         Entire Compensation. The Salary, Benefits, Bonus, out of pocket reimbursed expenses and the Executive Ownership shall be the total consideration for the services to be rendered by Key Executive to the Company hereunder.

4.             Termination.

4.1.         Notice of Termination. Any termination by the Company or by Key Executive other than due to Key Executive’s death shall be communicated by written Notice of Termination to the other party. As used in this Agreement, (a) “Notice of Termination” means a written notice specifying the termination provision in this Agreement relied upon and (b) “Date of Termination” means the date of death or the date specified in the Notice of Termination, as the case may be.

4.2.         Grounds for Termination.

4.2.1       Termination upon Death. Key Executive’s relationship with the Company and all of his rights to Salary and Benefits hereunder shall automatically terminate upon his death, except that his heirs, personal representatives or estate (as the case may be) shall be entitled to (i) any unpaid portion of his Salary and Benefits up to the Date of Termination and (ii) a prorated portion of his Bonus determined pursuant to Section 4.4.

4.2.2       Termination upon Disability. If Key Executive becomes disabled, Key Executive shall continue to receive his Salary and Benefits in accordance with Sections 3.1 and 3.2 for a period of six (6) months following the Onset of Disability (as defined in this Section 4.2.2). Any amounts due to Key Executive will be reduced, dollar-for-dollar, for any amounts received by Key Executive under any disability insurance policy or plan provided to Key Executive by the Company. “Onset of Disability” means the first day on which Key Executive shall be unable to attend to the regular affairs of the Company on a full time basis by reason of physical or mental incapacity, sickness or infirmity. If Key Executive’s disability continues for more than six (6) months after Onset of Disability or for periods aggregating more than six (6) months during any twelve (12) month period, then the Company shall have the right to terminate this Employment Agreement immediately upon delivery by the Company to Key Executive of a Notice of Termination and all of Key Executive’s rights to Salary and Benefits hereunder shall simultaneously terminate. In the event of a termination pursuant to this Section 4.2.2, Key Executive shall also be entitled to a prorated portion of his Bonus determined pursuant to Section 4.4.

4.2.3       Termination for Cause. At any time during the Term, the Company may terminate Key Executive’s employment for Cause (as defined in this Section 4.2.3), effective immediately upon delivery of a Notice of Termination. For purposes of this Agreement, “Cause” shall mean: (a) Key Executive’s willful misfeasance, willful misconduct, willful waste of material corporate assets, gross negligence or willful failure to substantially perform reasonably assigned duties; (b) breach of any of the Covenants (as defined in Section 5.3) or any other material breach of this Agreement; (c) commission of Key Executive of a felony or any crime involving fraud, larceny, embezzlement or moral turpitude; or (d) abuse of alcohol or drugs by Key Executive which materially interferes with the performance of his duties under this Agreement. On termination of this Agreement pursuant to this Section 4.2.3., all of Key Executive’s rights to Compensation and Benefits shall automatically terminate as of the Date of Termination except with respect to any earned but unpaid portion of his Salary to the Date of Termination.

4.2.4       Elective Termination by Key Executive Without Good Reason. Key Executive’s employment with the Company and all of his rights to Compensation and Benefits hereunder (except as provided in Section 4.5) shall automatically terminate on the day Notice of Termination without Good Reason is given by Key Executive to the Company. Except for the payment of any earned but unpaid portion of Key Executive’s Salary and Benefits up to the Date of Termination, the Company shall have no further obligation or liability to Key Executive under this Agreement upon a termination of employment by Key Executive without Good Reason.

4.2.5       Termination by the Company Without Cause. At any time during the Term, the Company may terminate Key Executive’s employment hereunder without Cause, effective immediately upon delivery by the Company to Key Executive of a Notice of Termination. Upon such termination, Key Executive shall continue to receive all of his Salary and Benefits for six (6) months following the effective date of the Notice of Termination and any unreimbursed out of pocket expenses, paid in accordance with Company’s normal payroll policies. The effective date shall not be earlier than the date of delivery of said notice. Compensation under this Section 4.2.5 and Section 4.4 will be the sole and exclusive compensation in the event Key Executive is terminated without Cause. Receipt by Executive of any compensation under this Section 4.2.5 shall be conditioned upon (i) Executive’s delivery to the Company of a general release for the benefit of the Company and its officers, directors and agents reasonable and customary for situations involving the termination of employment and (ii) Executive’s fulfillment and non-contravention of his obligations and covenants set forth in Section 5 hereto. Termination at the end of the employment contract year entitles Key Executive to all of his Salary and Benefits for six months.

4.2.6       Termination by Key Executive for Good Reason. Key Executive may terminate Key Executive’s employment hereunder for Good Reason (as defined in this Section 4.2.6) upon delivery of a Notice of Termination to the Company in accordance with this Section 4.2.6. For purposes of this Agreement, “Good Reason” shall mean the occurrence at any time during the Term, without Key Executive’s consent, of any of the following events: (a) a material breach of the Company’s obligations hereunder; (b) a material diminution in the nature or scope of the authority, powers, functions, duties or responsibilities of Key Executive with the Company; (c) a reduction in or failure to pay Key Executive his Salary or any amounts otherwise vested and/or due under the Company’s employee benefit plans or employee benefit programs; (d) a reduction in the Bonus percentage for which Key Executive is eligible hereunder; or (e) the

Company requires Key Executive to be based at any office or location that is more than fifty (50) miles from the Company’s offices located in Oaks, Pennsylvania. A Notice of Termination for Good Reason must be given no later than on the thirtieth (30th day following the effective date of the event giving rise to the Good Reason, provided that such termination shall not be effective unless the Company has not cured the cause for such Good Reason on or before the thirtieth (30th day following its receipt of such Notice. Upon such termination, Key Executive shall continue to receive all of his Salary and Benefits for six (6) months following the effective date of the Notice of Termination and any unreimbursed out of pocket expenses, paid in accordance with Company’s normal payroll policies. Compensation under this Section 4.2.6 and Section 4.4 will be the sole and exclusive compensation in the event Key Executive is terminated without Cause. Receipt by Executive of any compensation under this Section 4.2.5 shall be conditioned upon (i) Executive’s delivery to the Company of a general release for the benefit of the Company and its officers, directors and agents reasonable and customary for situations involving the termination of employment and (ii) Executive’s fulfillment and non-contravention of his obligations and covenants set forth in Section 5 hereto.

4.3.         Procedure Upon Termination. On termination of Agreement regardless of the reason, Key Executive (or his heirs, representatives or estate as the case may be) shall promptly return to the Company all documents (including copies) and other property of the Company, including without limitation customer lists, manuals, letters, materials, reports and records in Key Executive’s possession or control no matter from whom or in what manner acquired.

4.4.         Bonus Payable Upon Certain Terminations. If Key Executive’s employment is terminated pursuant to Section 4.2.1, 4.2.2, 4.2.5 or 4.2.6 with a minimum of six months service in a given calendar year, Key Executive (or his heirs, representatives or estate, as the case may be) shall be eligible to receive a prorated portion of the Company Target Bonus Portion which would otherwise be payable to Key Executive based on the Company’s attainment of its annual financial targets for the fiscal year in which the employment of Key Executive terminates which shall be payable within four (4) months following the end of the fiscal year in which the employment of Key Executive terminates. Key Executive shall not be entitled to receive (a) any Employee Goal Bonus Portion for any quarter which is not completed prior to the termination of Key Executive’s employment or (b) any Bonus for any fiscal year of the Company following the fiscal year in which the employment of Key Executive terminates.

4.5.         Certain Rights. Nothing in this Section 4 is intended to preclude Key Executive from receiving: (i) any vested or accrued benefits under any Benefits which are to be continued or paid after the Date of Termination in accordance with the terms of the corresponding plans for such Benefits; and (ii) any indemnification provided to Key Executive by law or by the Company’s organizational documents in Key Executive’s capacity as an officer of the Company to the extent Key Executive is or was otherwise entitled to receive such indemnification under law or the Company’s organizational documents.

5.             Covenants

5.1.         Nondisclosure. At all times during and after the Term, Key Executive shall keep confidential and shall not, except with the Board’s express prior written consent, or except in the proper course of Key Executive’s employment with the Company, directly or indirectly, communicate, disclose, divulge, publish or otherwise express to any Person (as hereinafter defined), or use for Key Executive’s own benefit or the benefit of any Person, any trade secrets, confidential or proprietary knowledge or information, no matter when or how acquired, concerning the conduct and details of the Company Group’s businesses, including without limitation names of customers, service providers, suppliers, marketing methods, trade secrets, policies, written memoranda or Company Group operation manuals or other similar documents, as well as prospects and financial condition of the Company Group. For purposes of this section, Confidential Information shall not include any information which is now known by or readily available to the general public or which becomes known or readily available to the general public other than as a result of any improper act or omission by Key Executive. For purposes of this Agreement, the term “Person” means a natural person, corporation, partnership, limited liability company, trust, estate, joint venture, sole proprietorship, government (and any branch or subdivision thereof), governmental agency, association, cooperative or other entity, and the term “Company Group” shall be defined as the Company and all other entities controlling, controlled by or under common control with the Company.

5.2.         Proprietary Information/Work Product. All work product produced by Key Executive during the term of this Agreement shall be the sole property of the Company and shall be deemed to be Confidential Information as defined in Section 5.1 hereof. Key Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether able to receive intellectual property protection or not), which relate to the Company Group’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Key Executive while employed by the Company Group’s (“Work Product”) belong to the Company or other relevant Company Group entity. Key Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

5.3.         Noncompetition and Nonsolicitation. Key Executive acknowledges that: (a) the Company businesses (collectively, the “Company Group’s Businesses”) involve providing durable medical equipment to patient homes and health care institutions and related services (b) the Company Group’s Businesses are highly competitive and face competition from other similar durable medical equipment companies, and (c) the Company Group makes substantial and continuous expenditures of time and money to develop, market and maintain the Company Group’s Businesses. Accordingly, during the period of Key Executive’s employment with the Company and for the Covenant Period (as defined in Section 5.3.4 hereof) Key Executive shall not, except with the Company’s express prior written consent (which consent must be authorized by the Board), directly or indirectly, in any capacity, for Key Executive’s benefit or the benefit of any Person:

5.3.1       Solicit any Person who is on the Date of Termination or during the Covenant Period an employee of or consultant to the Company Group in any manner which interferes or might interfere with such Person’s relationship with the Company Group or in an effort to obtain such Person as an employee, consultant, agent or similar relationship of any Person or hire any Person who is on the Date of Termination or during the Covenant Period an employee of the Company Group.

5.3.2       Solicit, divert, or accept business from any person who during the Term or the Covenant Period is a customer, supplier, consultant, salesman, agent or representative of the Company Group (a) in any manner which interferes or might interfere with such Person’s relationship with the Company Group (including, without limitation, making any negative statements about the Company Group or its subsidiaries), or (b) in an effort to obtain such Person as a customer, supplier, consultant, salesman, agent, or representative of any Person which conducts a business in competition with, or similar to, all or any material part of the Company Group’s Businesses; or

5.3.3       Anywhere in the United States, establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership, management, operation or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any Person which conducts a business in competition with, or similar to, all or any material part of the Company Group’s Businesses as such businesses exist now or during such period; provided, however, that nothing in this Section 5.3.3 shall prevent Key Executive from owning not more than five percent of the outstanding securities of any Person whose securities are listed on the New York Stock Exchange or the American Stock Exchange or are quoted on NASDAQ.

5.3.4       The “Covenant Period” means a period of twelve (12) months after the termination of Key Executive’s employment with the Company regardless of the reason for such termination.

5.4.         Non-Disparagement. Following the date hereof and regardless of any dispute that may arise in the future, the Employee will not, and will use his best efforts to cause his business associates to not, disparage, criticize or make statements to the detriment of the Company or any of its affiliates; and the Company will not, and will use its best efforts to cause its affiliates to not, disparage, criticize or make statements to the detriment of the Employee.

5.5.         Equitable Relief. Key Executive acknowledges that any breach by his of any of the covenants and agreements set forth in this Section 5 (collectively, the “Covenants”) will result in irreparable injury to the Company for which monetary damages could not adequately compensate the Company. Therefore, in the event of any such breach, the Company shall be entitled, in addition to all other rights and remedies which the Company may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Key Executive and/or all other Persons involved therein from continuing such breach. The existence of any claim or cause of action which Key Executive or any such other Person may have against the Company shall not constitute a defense or bar to the enforcement of any of the Covenants. If the Company is obliged to resort to litigation to enforce any of the Covenants which has a fixed term, then such term shall be extended for a period of time equal to the period during which a material breach of such covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a material breach occurred or, if later, the last day of the original fixed term of such Covenant.

5.6.         Consideration. Key Executive expressly acknowledges and agrees that the Covenants are (a) the result of arm’s length negotiations between the parties, and without Key Executive’s agreement to be bound by the Covenants, the Company would not have entered into this Agreement, (b) are reasonable in scope and duration and (c) are necessary to protect the legitimate business interests of the Company and that the level of Salary and Benefits provided to Key Executive hereunder includes good and adequate consideration for the Covenants. Key Executive further acknowledges and agrees that the Company’s business is intended to be national in scope. Key Executive hereby represents and warrants that Key Executive has a broad range of skills and abilities, and that enforcement by the Company of its rights under this Section 5 shall not prevent Key Executive from obtaining suitable employment subsequent to the termination of his employment with the Company.

5.7.         Scope. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable with regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

6.             Miscellaneous.

6.1.         Notice . All notices, requests, demands. consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (l) if and when delivered personally, (2) three days after mailing by first class certified mail, return receipt requested, postage prepaid, or (3) one day after being sent by a nationally recognized overnight courier service, postage or delivery charges prepaid, to the parties at their respective addresses set forth on the last page of this Agreement or to such other addresses of which the parties may give notice in accordance with this Section 7.1.

6.2.         Entire Understanding; Modification. This Agreement and sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous, ·written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof. This Agreement shall not be amended, modified, supplemented or terminated except in writing signed by both parties. No action taken by the Company hereunder, including without limitation, any waiver, consent or approval, shall be effective unless authorized by the Company’s Board.

6.3.         Parties in Interest. This Agreement shall inure to the benefit of, bind and be enforceable by Key Executive and his heirs, personal representatives, estate and beneficiaries, and the Company and its successors and assigns. This Agreement is a personal employment contract between Key Executive and the Company, for Key Executive’s personal services, and Key Executive’s rights and duties hereunder shall not be assignable or delegable by Key Executive. The Company may assign its rights and duties hereunder provided that the assignee is the successor, by operation of law or otherwise, to any or all of the Company’s businesses, and the nature of Key Executive’s duties do not change in any material respect.

6.4.         Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provision hereof shall not be affected thereby and shall be enforceable without regard thereto.

6.5.         Counterparts. This Agreement may be fully executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

6.6.         Section Headings; References. Section and subsection headings in this Agreement are inserted for convenience and reference only, and shat! neither constitute a part of this Agreement nor affect its construction, interpretation, meaning or effect. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

6.7.         Waivers. Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

6.8.         Controlling Law. This Agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of the Commonwealth of Pennsylvania applicable to agreements to be performed entirely therein without giving effect to principles of conflicts of laws.

6.9.         EXCLUSIVE JURISDICTION. IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES HERETO, KEY EXECUTIVE AND THE COMPANY IRREVOCABLY CONSENT AND AGREE TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE COMMONWEALTH OF PENNSYLVANJA; AND SERVICE OF PROCESS BY HAND DELIVERY OR BY CERTIFIED MAIL, TO THE ADDRESSES SET FORTH ABOVE FOR EACH PARTY.

6.10.       Survival. Sections 4, 5, 6 and 7 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Term.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

QMES, LLC
122 Mill Road
Phoenixville, PA 19460		Attest:

By:	/s/ Luke McGee	/s/ Steven Himmel
Luke McGee, Chairman and Chief Executive Officer

Gregg Holst

By:	/s/ Gregg Holst	/s/ Steven Himmel
Witness

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